UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2014

SUNVAULT ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-181040	27-4198202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

107 Portside Court, Kelowna, BC, Canada	V8V 1T2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (778) 478-9530

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 9, 2014, SunVault Energy Inc., (the “Company”) issued a news release announcing that Mr. James Malcolm Ross had been appointed to the Company’s Board of Directors effective June 9, 2014.

James Malcolm Ross - Director

When Mr. Ross was in his twenties he began four terms as Chief of the Teet'lit Gwich'in Council, where he spearheaded initiatives that created jobs in the days of the Mackenzie Valley pipeline's promotion, and the early development of the hydrocarbon resources of the Mackenzie Delta and Beaufort Offshore. Mr. Ross was a founding director of the Denendeh Development Corporation, Shehtah Drilling Ltd., and the Gwich'in Development Corporation. In the early 1990s Mr. Ross became a key negotiator of the Gwich'in Comprehensive Land Claim Agreement, which was signed with the Government of Canada in 1992. This modern treaty granted the Gwich'in ownership of over 22,000 square kilometers in the Northwest Territories, and 1,500 square kilometers in the Yukon, along with significant local government and co-management rights, and cash compensation. On March 10, 2011, James Malcolm Ross was appointed to the National Aboriginal Economic Development Board. Mr. Ross studied World Petroleum Economics Studies at Yale University and Business Management at the University of Lethbridge.

The Company appointed Mr. Ross as a director of because his wealth of experience in an area where the Company is focusing its attention and looks forward to his direction and collaboration on a number of fronts going forward.

Item 9.01 Financial Statements and Exhibits

99.1	News Release dated June 9, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNVAULT ENERGY, INC.

Date: June 9, 2014	By:	/s/ Gary Monaghan
Gary Monaghan
President and Director

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